T. ROWE PRICE RETIREMENT FUNDS, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

T. Rowe Price Retirement Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into ten (10) new classes of Common Stock to be designated the T. Rowe Price Retirement 2010 Fund—Advisor Class, T. Rowe Price Retirement 2010 Fund—R Class, T. Rowe Price Retirement 2020 Fund—Advisor Class, T. Rowe Price Retirement 2020 Fund—R Class, T. Rowe Price Retirement 2030 Fund—Advisor Class, T. Rowe Price Retirement 2030 Fund—R Class, T. Rowe Price Retirement 2040 Fund—Advisor Class, T. Rowe Price Retirement 2040 Fund—R Class, T. Rowe Price Retirement Income Fund—Advisor Class, and T. Rowe Price Retirement Income Fund—R Class.

SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following classes on the dates indicated in the parentheses following the names of the respective class: T. Rowe Price Retirement 2010 Fund, T. Rowe Price Retirement 2020 Fund, T. Rowe Price Retirement 2030 Fund, T. Rowe Price Retirement 2040 Fund, T. Rowe Price Retirement Income Fund (July 12, 2002); T. Rowe Price Retirement 2010 Fund—Advisor Class, T. Rowe Price Retirement 2010 Fund—R Class, T. Rowe Price Retirement 2020 Fund—Advisor Class, T. Rowe Price Retirement 2020 Fund—R Class, T. Rowe Price Retirement 2030 Fund—Advisor Class, T. Rowe Price Retirement 2030 Fund—R Class, T. Rowe Price Retirement 2040 Fund—Advisor Class, T. Rowe Price Retirement 2040 Fund—R Class, T. Rowe Price Retirement Income Fund—Advisor Class, and T. Rowe Price Retirement Income Fund—R Class (October __, 2003). Each such class shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding of all other classes. The shares of Common Stock of the T. Rowe Price Retirement 2010 Fund—Advisor Class, T. Rowe Price Retirement 2010 Fund—R Class, T. Rowe Price Retirement 2020 Fund—Advisor Class, T. Rowe Price Retirement 2020 Fund—R Class, T. Rowe Price Retirement 2030 Fund—Advisor Class, T. Rowe Price Retirement 2030 Fund—R Class, T. Rowe Price Retirement 2040 Fund—Advisor Class, T. Rowe Price Retirement 2040 Fund—R Class, T. Rowe Price Retirement Income Fund—Advisor Class, and T. Rowe Price Retirement Income Fund—R Class shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights with the shares of the other classes of Common Stock of the Corporation; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

(1) Expenses uniquely related to the shares of Common Stock of the T. Rowe Price Retirement 2010 Fund—Advisor Class, T. Rowe Price Retirement 2010 Fund—R Class, T. Rowe Price Retirement 2020 Fund—Advisor Class, T. Rowe Price Retirement 2020 Fund—R Class, T. Rowe Price Retirement 2030 Fund—Advisor Class, T. Rowe Price Retirement 2030 Fund—R Class, T. Rowe Price Retirement 2040 Fund—Advisor Class, T. Rowe Price Retirement 2040 Fund—R Class, T. Rowe Price Retirement Income Fund—Advisor Class, and T. Rowe Price Retirement Income Fund—R Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that respective Class, and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class, all as the Board of Directors may determine by resolution from time to time, and shall be described in the prospectus or statement of additional information for such Class as and to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

(2)As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (1) above), such requirement as to a separate vote by that Class shall apply in lieu of any voting requirements established by the Maryland General Corporation Law. As to any matter which does not affect the interest of the T. Rowe Price Retirement 2010 Fund—Advisor Class, T. Rowe Price Retirement 2010 Fund—R Class, T. Rowe Price Retirement 2020 Fund—Advisor Class, T. Rowe Price Retirement 2020 Fund—R Class, T. Rowe Price Retirement 2030 Fund—Advisor Class, T. Rowe Price Retirement 2030 Fund—R Class, T. Rowe Price Retirement 2040 Fund—Advisor Class, T. Rowe Price Retirement 2040 Fund—R Class, T. Rowe Price Retirement Income Fund—Advisor Class, and T. Rowe Price Retirement Income Fund—R Class of Common Stock, only the holders of shares of the affected Class or Classes shall be entitled to vote.

THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

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IN WITNESS WHEREOF, T. Rowe Price Retirement Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on October __, 2003.

WITNESS:T. ROWE PRICE RETIREMENT FUNDS, INC.

By:

Patricia B. Lippert, SecretaryHenry H. Hopkins, Vice President

THE UNDERSIGNED, Vice President of T. Rowe Price Retirement Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Henry H. Hopkins, Vice President

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